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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT dated as of July 15, 1996, by and between

ALLEGHENY TELEDYNE INCORPORATED, a Delaware corporation, with its principal executive offices at 10th Floor, Six PPG Place, Pittsburgh, Pennsylvania 15222, on behalf of itself and each of its subsidiaries (collectively, the "Company"),

                                      and

JAMES L. MURDY, an individual residing in Allegheny County, Pennsylvania (the "Executive"),

     WHEREAS, the Company wishes to assure itself of the services of Executive for a term of no less than three (3) years and as such may be extended from time to time under the terms and conditions set forth herein and the Executive is willing to serve in the employ of the Company on a full time basis for said period upon the terms and conditions hereinafter provided; and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that the best interests of Company would be served by providing for the terms and conditions of Executive's employment as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

     1.  POSITION AND DUTIES.

     (a) The Company hereby agrees to, and hereby does, employ the Executive, for the term of this Agreement, to render services to the Company as Senior Vice President - Finance and Chief Financial Officer of the Company and in connection therewith to perform such duties which are not inconsistent with this Agreement as the Executive may be reasonably directed to perform by the Chief Executive Officer of the Company (the "CEO"). With the consent of the Board of the Company, (i) the Executive may devote a reasonable amount of time and effort to industry, community or charity organizations, and (ii), subject further to the provisions of Section 3 and Section 4 hereof, the Executive may serve as a director of other companies and/or financial institutions.

     (b) The Executive hereby accepts such employment and agrees faithfully to perform to the best of his ability the duties described in Section 1(a).

     2. TERM. Subject to Section 6 and Subsection 7(e)(iv) hereof, the term of the employment of the Executive
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under this Agreement shall commence upon consummation of the transactions contemplated by the Agreement and Plan of Merger and Combination, dated as of April 1, 1996, as amended and restated, by and among the Company, Allegheny Ludlum Corporation ("ALC"), ALS Merger Corporation, Teledyne, Inc., and TDY Merger, Inc. (the "Effective Date") and, unless terminated in accordance with this Section 2 prior to such time, shall terminate on the third anniversary of the Effective Date. On the last day of the month in which the second anniversary of the Effective Date occurs and on the last day of each month thereafter (the last day of each month after the second anniversary of the Effective Date is hereinafter referred to as an "Extension Date"), the term of this Agreement shall be extended for one additional month unless one party provides written notice to the other prior to then next Extension Date that it does not wish to extend the term of this Agreement. As of the last day of the month in which such notice is delivered, the term of this Agreement shall be twelve (12) months and shall not be further extended. The last day of the calendar month in which the term hereof expires, as extended from time to time, is hereinafter referred to as the "Expiration Date" and the period between the Effective Date and the Expiration Date is hereinafter referred to as the "Term".

     3.  NON-COMPETITION.  During the period ending on the Expiration Date:

     (a) The Executive shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as a management consultant, principal, partner, officer, director, stockholder or management employee) in any phase of the Company's business as then being conducted.

     (b) Ownership by the Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 3.

     (c) The Executive further agrees that, during the Term, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 3 if such activity were carried out by the Executive, either directly or indirectly, and in particular the Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

     4. CONFIDENTIALITY. Except as permitted or directed by the Company's Board, the Executive shall not during the Term or at any time thereafter divulge, furnish, disclose or make

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accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way confidential or secret knowledge or information of the Company which the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of this Agreement, the Executive will refrain from any acts or omissions that would reduce the value of the use of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the executive.

     5. COMPENSATION. In consideration of the Executive's agreements contained herein, the Company shall pay or grant to him the following salary and other compensation and benefits:

     (a) Base salary, not less than $264,964 per year, as is determined from time to time by the Board or an appropriate committee thereof, provided, however, that the Executive's base salary shall be reviewed by the Board no less frequently than annually and shall be increased (but not decreased) if the Board determines that an increase is appropriate on the basis of the types of factors it generally takes into account in increasing the salaries of executive officers of the Company including, but not limited to, cost-of-living factors, payable in equal installments not less frequently than monthly in accordance with the Company's payroll practices.


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     (b) Participation in and the right to earn compensation under each and all incentive compensation plans now existing, including, but not limited to, the annual bonus amounts determined under the ALC Performance Management System Plan and longer term bonuses earned under the ALC Performance Share Plan, or successors thereto or other plans hereafter adopted as applicable to one or more executive officers of the Company and/or ALC (a "Bonus Plan"), each in accordance with its terms and conditions as such may be amended from time to time to equitably affect all executive officers of the Company;

     (c) Participation in and the right to earn compensation under each and all stock option, restricted stock or other equity compensation plans now existing (but only to the extent that any such plan is actually used to make grants or awards to executive officers of the Company), including, but not limited to, the ALC Stock Acquisition and Retention Plan, the ALC Stock Option Incentive Plan and the Company's 1996 Incentive Plan (when effective) or successors thereto or other plans hereafter adopted as applicable to one or more executive officers of the Company and/or ALC (collectively, the "Equity Plans"), each in accordance with its terms as such may be amended from time to time to equitably affect all executive officers of the Company;

     (d) Participation in and the right to earn compensation under any other deferred or additional compensation plan, program or arrangement now existing, including, but not limited to, the ALC Supplemental Pension Plan and the ALC Benefit Restoration Plan, or successors thereto or other plans hereafter adopted as applicable to executive officers of the Company and/or ALC (collectively, the "Deferred Compensation Plans"), each in accordance with its terms as such may be amended from time to time to equitably affect all executive officers of the Company;

     (e) Participation in and the right to receive benefits under each and all employee benefit plans, programs or arrangements whether or not qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), now existing or hereafter adopted as applicable to executive officers of the Company as such may be amended from time to time in a manner not inconsistent with this Agreement;

     (f) Reimbursement for travel and other expenses incurred by the Executive in performing his obligations hereunder pursuant to the terms and conditions of the applicable policy of the Company as such policy may be amended from time to time as applicable to all similarly situated employees of the Company;

     (g) Reasonable vacations (which shall take into account the term of the Executive's employment with the Company

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or any of its predecessors), absences on account of temporary illness, corporate perquisites, including, but not limited to, those provided to the Executive on the Effective Date, and fringe benefits customarily enjoyed by employees or officers of the Company, each under the terms and conditions of the policy of the Company as such policy may be amended from time to time as applicable to all similarly situated employees of the Company; and

     (h) Indemnification and protection from liability to the full extent provided under the by-laws of the Company and the laws of the State of Delaware.

     Nothing contained in this Agreement shall prevent the Board (or an appropriate committee thereof charged with administration) from (x) amending or otherwise altering any plan, program or arrangement so long as such amendment or alteration (i) is accomplished pursuant to the terms thereof as in effect on the Effective Date or on the date such plan or arrangement is adopted, if later adopted, and (ii) equitably affects all employees, executive or otherwise, of the Company previously covered under such plan or (y) taking into account the duties of the Executive in comparison with other executive officers of the Company covered under the Bonus, Equity or Deferred Compensation Plans when determining performance goals and compensation opportunities under such plans. Notwithstanding the foregoing, the Executive shall not be entitled to participate in the Teledyne Senior Executive Performance Plan.

     6. TERMINATION OF EMPLOYMENT. This Agreement shall terminate upon the Expiration Date or upon the death of the Executive. The Company may terminate this Agreement and the Executive's employment hereunder prior to the Expiration Date for "Disability" or "Cause", as such terms are herein defined. The Executive may terminate this Agreement and his employment hereunder prior to the Expiration Date by his "Resignation for Good Reason" or "Retirement for Good Reason" as such terms are hereinafter defined. Termination of this Agreement for any reason not set forth above shall be a breach of this Agreement. In the event of any termination of this Agreement and/or the Executive's employment hereunder prior to the Expiration Date, whether constituting a breach or otherwise, the provisions of Section 7 of this Agreement shall determine the amount, if any, of any compensation thereafter due the Executive in respect to such termination.

     As used in this Agreement, the following terms shall have the meanings set forth:

     (a) DISABILITY. The Executive shall be entitled to leaves of absence from the Company in accordance with the policy of the Company generally applicable to executive officers

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for illness or other temporary disabilities for a period or periods not exceeding, in aggregate, six (6) months in any calendar year, and his compensation and status as an employee hereunder shall continue during any such period or periods. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months, and within thirty days after written notice of termination is given by the Company, the Executive shall not have returned to the full-time performance of his duties, the Executive shall be deemed to have experienced a Disability and the Company may terminate the Executive's employment.

     (b) CAUSE. Termination by the Company of Executive's employment for "Cause" shall mean termination for reason of the Executive's personal dishonesty directly affecting the Company, willful misconduct, breach of a fiduciary duty involving profit personal to the Executive, intentional failure to perform stated duties or conviction of a felony. For purposes of this subsection (b), no act or omission shall be regarded as intentionally or willfully done unless done or omitted to be done by the Executive following receipt of written notice from the Board advising the Executive the particular act or omission would be regarded as an intentional or wilful act or omission. No termination for Cause shall be effective unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by a majority of the Board stating that, in the good faith opinion of the Board, a particular act or omission constitutes Cause under this Agreement; provided, however, this sentence should not be applicable in the event the termination for cause is for reason of theft, embezzlement or defalcation involving assets of the company.

     (c) RETIREMENT FOR GOOD REASON. For purposes of this Agreement, "Retirement for Good Reason" shall mean the Executive's election to retire following the occurrence of one of the events referred to in Subsection (e) below.

     (d) RESIGNATION FOR GOOD REASON. For purposes of this Agreement, "Resignation for Good Reason" shall mean the Executive's election to resign as a result of the occurrence of one of the events referred to in Subsection (e) below.

     (e) GOOD REASON. For purposes of this Agreement, "Good Reason" shall, absent the Executive's express written consent to the contrary, mean the occurrence of any one of the following:

               (i) a resignation or retirement by the Executive for any reason, including, but not limited to, a voluntary resignation, on or before the first anniversary of the Effective Date;

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             (ii)  removal of the Executive as Senior Vice President - Finance and Chief Financial Officer (by reason other than death, Disability or Cause), or any other material breach by the Company of its obligations contained in this Agreement;

             (iii) without the prior written consent of the Executive, the assignment to the Executive of any duties inconsistent with his position as Senior Vice President -Finance and Chief Financial Officer or a substantial alteration in the nature or status of the Executive's duties and responsibilities which renders the Executive's position to be of less dignity, responsibility or scope;

             (iv) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for proportional across-the-board salary reductions similarly affecting all executive officers of the Company; provided, however, that in no event shall the Executive's base salary be reduced below the per year amount set forth in Section 5(a) hereof without the Executive's consent;

               (v) the relocation of the principal executive offices of the Company to a location outside the counties of Allegheny, Butler, Beaver, Washington, Westmoreland or Armstrong, Pennsylvania or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the business of the Company;

              (vi) failure of the Company to continue in effect and/or the Executive's participation in any compensation plan, program or arrangement in which the Executive then participates (whether existing at the Effective Date or thereafter adopted) unless (i) an equitable arrangement reasonably acceptable to the Executive and embodied in an on-going plan, program or arrangement has been made with respect to such plan or (ii) the failure to continue a plan, program or arrangement or the Executive's participation therein is pursuant to an action which equally affects all executive officers of the Company; or

             (vii) any material reduction by the Company of the benefits enjoyed by the Executive under any of the life insurance, medical, health-and-accident, disability or other employee welfare benefit plans or programs, including vacation days or corporate perquisites or arrangements as in effect from time to time provided that this paragraph (vii) shall not apply to any proportional across-the-board reduction or action similarly affecting all executive officers of the Company.

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          (f) NOTICE OF TERMINATION.  Any purported termination by the Company or Resignation for Good Reason or Retirement for Good Reason by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination, resignation or retirement provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, resignation or retirement under the provision so indicated.

          (g) DATE OF TERMINATION, ETC. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, the date the Notice of Termination is given; (ii) if the Executive's employment is terminated for Disability, thirty days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time daily basis during such thirty-day period) or (iii) if the Executive's employment is terminated for any reason other than Cause or Disability, the date specified in the Notice of Termination (which shall not be less than thirty days nor more than sixty days, from the date such Notice of Termination is given); provided that if within thirty days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). Any party giving notice of a dispute shall pursue the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay the Executive an amount equal to one half of his full compensation in effect on the date notice was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, employee benefit and insurance plans, programs and arrangements in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection 6(g); provided, however, that if the Executive is terminated for Cause, he shall have no right to any compensation or benefits of any kind during or with respect to the period of the pendency of such dispute, except as required by applicable state or federal law and, provided, further, in the event the Executive is not the prevailing party in an action brought to final judgement under Section 9 hereof, the Executive shall repay to the Company within twenty (20) business days of the entry of such final judgement an amount equal to the amount paid under this sentence.

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          7.  COMPENSATION UPON TERMINATION.

          (a) DEATH. If the Executive's employment hereunder terminates by reason of his death, the Company shall pay to the Executive's spouse, or if none, a beneficiary named by the Executive, or if none, the Executive's estate, an amount equal to his base salary at the rate then in effect under Section 5(a) for one calendar year payable in equal monthly installments. The foregoing shall be in addition to (i) the proceeds of any insurance policies on the life of the Executive which by their respective terms are payable to the Executive's beneficiary, estate or personal representative, (ii) under the Company's insurance programs and other employee benefit plans, programs and arrangements then in effect and (iii) under any pension plan.

          (b) DISABILITY. If the Executive's employment hereunder terminates by reason of his Disability, the Executive shall be entitled to receive an amount equal to seventy percent (70%) of the Executive's base salary at the rate then in effect under Section 5(a) for the remainder of the Term, payable in equal monthly installments. Benefits receivable by the Executive pursuant to this Subsection (b) shall be reduced to the extent other benefits are actually received by the Executive under a policy, plan, program or arrangement applicable to employees generally or a policy or policies of disability insurance specific to the Executive, the premium for which had been paid in full by the Company but no reduction shall apply unless or until such benefits are actually received by the Executive. Neither the Company nor the Executive shall be under any obligation to file any claim for benefits under any such other plan, policy or arrangement. If the Executive dies prior to the date on which disability amounts would have ceased to be payable under this Subsection (b) and
(i) his spouse survives him, the amount that would have been payable by the Company had he lived shall continue to be paid by the Company to his surviving spouse at the same time and for the duration payable to the Executive had he lived or, (ii) if his spouse does not survive him, the amount payable to the Executive shall be payable to this estate for a period of twelve (12) months.

          (c) CAUSE. If the Executive's employment hereunder is terminated by the Company for Cause, the Company shall pay to the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

          (d) VOLUNTARY RESIGNATION OR RETIREMENT. In the event the Executive retires or resigns after the first anniversary of the Effective Date for reasons other than Good Reason, the Company shall pay to the Executive his full base

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salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and, except as provided in Section 8, the Company shall have no further obligations to the Executive under this Agreement.

          (e) TERMINATION WITH PREJUDICE. If, prior to the Expiration Date and for reasons other than the death of the Executive, the Executive's employment hereunder is terminated (A) by the Company for reasons other than Cause or Disability (whether or not such termination by the Company constitutes a breach of this Agreement) or (B) by the Executive pursuant to his Retirement for Good Reason or Resignation for Good Reason, then the Executive's employment shall be deemed to have been terminated with prejudice and the Executive shall be entitled to liquidated damages, not severance, in the amount determined as follows:

               (i) the Company shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

              (ii) with respect to regular base salary for the then remaining term, such regular base salary shall be determined at the rate in effect on the date a Notice of Termination is delivered (unless a reduction in compensation has preceded the Executive's Resignation or Retirement for Good Reason in which case the rate of base salary shall be the rate in effect prior to such reduction) and the Company shall pay to the Executive, at the election of the Company made no later than the fifth (5th) business day after delivery of a Notice of Termination, either (A) his regular base salary for the then remaining term of this Agreement at the times and in installments consistent with the Company's payroll practices then in effect or (B) in lieu of any further payments of regular base salary, a lump sum payment payable not later than the fifteenth day following the Date of Termination, equal to the Executive's regular base salary for the then remaining term of this Agreement discounted to present value at a discount rate equal to the then prime interest rate as announced by Mellon Bank, N.A. ("Mellon Prime") applied to each future payment from the time it would have become payable;

             (iii) notwithstanding any contrary provision in any Bonus Plan, the Company shall pay to the Executive an amount in cash equal to the amount which would have been payable (including at fair market value any property which would have been distributable) to the Executive under the ALC Performance Management System Plan, the ALC Performance Share Plan (or successors) and any other Bonus Plan then in effect on the date of Termination at the level of actual performance achieved and other factors considered by such

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     Bonus Plan attained in the period at the times payment under each such plan is made to other participants;

              (iv) (A) the period of the then remaining term of this Agreement shall be credited to the Executive under the ALC Deferred Compensation Plans, including, but not limited to, the ALC Supplemental Retirement Plan and the ALC Benefit Restoration Plan (or successors), for the purpose of accruing additional benefits or awards as if he had continued in the employ of the Company for such period, (B) if he is not otherwise vested under such Deferred Compensation Plans, he shall be and become fully vested in any benefits, (C) to the extent the approval of the Board of the Company or of any subsidiary (or a committee of either) is a prerequisite to receipt of payments under such Deferred Compensation Plans, such approval shall be deemed granted and (D) payments of the benefits and awards under each such Deferred Compensation Plan shall be made in accordance with their respective terms as modified herein, provided, however, in the event the Executive resigns for the reason defined as Good Reason in Section 6(e)(i), the vesting, Board approval and eligibility for payment provisions of clauses (B), (C) and (D) of this Subsection 7(e)(iv) shall not be applicable, and provided, further, this Subsection 7(e)(iv) shall survive the Expiration Date and the Executive shall be entitled to the benefits of the provisions hereof in the event his employment is terminated after the Expiration Date for a reason which would be Good Reason as defined in Subsection 6(e);

               (v) the Company shall also pay to the Executive (or promptly following written notice from the Executive reimburse the Executive for amounts paid by the Executive with regard to the following) (A) all legal fees and expenses incurred by the Executive in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, provided, however, in the event the Executive is not prevailing party in an action brought to final judgement under
     Section 9 hereof, the Executive shall repay to the Company within twenty
     (20) business days of the entry of such final judgement an amount equal to the sum of legal fees paid by the Company in connection with such dispute and/or (B) such fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder;

              (vi) for the remainder of the Term, the Executive shall participate in and be covered by all employee benefit and compensations plans, programs, policies and arrangements of the Company applicable to executive employees, whether

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     funded or unfunded,provided, however, in the event any plan administrator or any insurance carrier shall contest Executive's participation in or coverage such plan, programs, policy or arrangement, the Company shall arrange to provide the Executive with and shall pay the cost of premiums when due for life, disability and health-and-accident and other insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination and shall make cash payments to the Executive in an amount equal to the amount which would have been contributed by the Company with respect to the Executive under other compensation plans, programs, policies or arrangements at the time such amounts would have been contributed;

             (vii) The payments provided for in this Subsection (f) shall be made not later than the applicable date set forth above for such payment, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimated amount, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date upon which such estimated amount shall have been paid. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code); and

            (viii) Notwithstanding the foregoing provision of this Section 7(f), the amount of liquidated damages payable under this Section 7(f) shall be reduced to the extent necessary to cause the aggregate of all payments which must be taken into account for purposes of 280G of the Code and any regulations thereunder to be $100.00 less than the amount which would be deemed an excess parachute payment as defined in Section 280G(b)(1) of the Code or, if liquidated damages are due with respect to a resignation or retirement for the Good Reason event defined in Subsection 6(e)(i), to the amount, if less than the amount determined under the limitation set forth above with regard to Section 280G of the Code, equal to the result of multiplying 2.5 by the sum of (A) the Executive's compensation as reported on his Form W-2 for the calendar year immediately preceding his resignation or retirement and (B) any amounts deferred pursuant to Sections 125 or 401(k) for such calendar year.

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          (g) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer, or otherwise. Benefits otherwise receivable by the Executive pursuant to Section 7(f)(vi) above shall be reduced to the extent comparable benefits are actually received by the Executive during the period of time remaining until the Expiration Date from the plan or plans of any subsequent employer or from any program maintained by any governmental body not requiring contribution by the Executive, and any such benefits actually received by the Executive shall be reported to the Company.

          (h) In addition to all other amounts payable to the Executive under this Section 7, the Executive shall be entitled to receive all benefits payable to him under a pension plan, and any other plan, program or arrangement relating to retirement. No amount payable to the Executive under Subsection 7(f) shall be considered for any benefit calculation or other purpose under a pension plan.

          8. RETIREMENT UNDER CIRCUMSTANCES NOT CONSTITUTING RETIREMENT FOR GOOD REASON. Nothing contained in this Agreement shall be deemed to limit the Executive's ability to retire under the Company's retirement policies and/or pension plan under circumstances not constituting Retirement for Good Reason and to receive all benefits payable to him under a pension plan, and any other plan, program or arrangement relating to retirement.

          9. ARBITRATION. Any disputes hereunder shall be settled by arbitration conducted in Pittsburgh, Pennsylvania, under the auspices of, and in accordance with the rules of, the American Arbitration Association. The decision in such arbitration shall be final and conclusive on the parties and the judgment upon such decision may be entered in any court having jurisdiction thereof.

          10. NOTICES. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered personally or by registered or certified mail addressed to the party concerned at the following addresses:

          If to the Company:

               Allegheny Teledyne Incorporated
               10th Floor
               Six PPG Place
               Pittsburgh, PA 15222
               Attention:  Secretary

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

          If to the Executive:

               James L. Murdy
               2670 Merry Oak Lane
               Pittsburgh, PA 15241-2953

or to such other address as shall be designated by notice in writing to the other party in accordance herewith. Notices and other communications hereunder shall be deemed effectively given when personally delivered, or, if mailed, 72 hours after deposit in the United States mail.

          11.  MISCELLANEOUS.

          (a) This Agreement supersedes all prior agreements, arrangements and undertakings, written or oral, relating to the subject matter hereof.

          (b) (i) This Agreement shall inure to the benefit of and be binding upon the Executive, the Executive's heirs, representatives or estate.

          (ii) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, conversion of form, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" shall mean (A) the Company as defined in the preamble to this Agreement, (B) each member of a controlled group of corporations within the meaning of Section 1563 of the Code which includes the Company and (C) any successor to the business or any of the assets of the Company which executes and delivers the agreement provided for in this Subsection 11(b)(ii) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (c) This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce such provisions thereafter. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach, preceding or succeeding, of any other term or covenant contained in this Agreement.

          (d) In the event any one or more of the covenants, terms or provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, terms and provisions contained herein shall be in no way affected, prejudiced or disturbed thereby.

          (e) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Paragraph 11(b) above. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Subsection 11(e) the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

          (f) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania of regardless of its principles of conflict of laws, except as such laws of the Commonwealth of Pennsylvania may be preempted by the laws of the United States.

          (g) All payments required hereunder shall be made from the general assets of the Company and the Executive shall have no rights greater than the rights of a general creditor of the Company.

          (h) The Company may withhold from any payment required hereunder such amounts for federal, state and local income tax as the Company, in good faith, determines to be required by applicable laws, provided, however, the Company shall provide the Executive with notice of the amount so withheld and shall promptly pay over such amounts to the appropriate taxing body.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

ATTEST:                             ALLEGHENY TELEDYNE
                                    INCORPORATED


       /s/ Jon D. Walton                   /s/ R. P. Simmons
By_____________________________     By:__________________________

                                                 Chairman
   Secretary                        Title:_______________________


WITNESS:                            JAMES L. MURDY


      /s/ Mary Beth Luksik               /s/ James L. Murdy
By_____________________________     ______________________________